Exhibit 10.24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SIGILON THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

February 10, 2023

BY HAND & ELECTRONIC DELIVERY

May Orfali, M.D.

Dear May:

As we have discussed, your employment with Sigilon Therapeutics, Inc. (the “Company”) has terminated, effective as of February 10, 2023 (the “Separation Date”), and you will transition to a consulting role. The purpose of this letter (the “Agreement”) is to confirm the terms concerning your separation, as follows:

1.Final Salary and Vacation Pay. You acknowledge that you have received pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you earned but had not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 1 regardless of whether or not you sign this Agreement.

2.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and your Continuing Obligations (defined below), and in full consideration of any rights you may have under the Company’s Amended and Restated Severance and Change in Control Policy (the “Severance Policy”) and the employment offer letter agreement between you and the Company, which you signed on October 27, 2021 (the “Employment Agreement”):

(a)The Company will pay you your salary, at your final base rate of pay (the “Severance Payments”), for a period of nine (9) months following the Separation Date (the “Severance Period”). Severance Payments will be made in the form of salary continuation, and will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of this Agreement or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date.

(b)If you are enrolled in the Company’s group medical, dental and/or vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”). You may make such an election whether or not you accept this Agreement. However, if you accept this Agreement and you timely elect to continue your participation and that of your eligible dependents in such plans, the Company will pay you a monthly amount equal to the amount it contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for its active employees (the “Monthly Premium Payment”), until the earlier of (i) the end of the Severance Period, (ii) the date you and your dependents are no longer entitled to coverage under COBRA or Company plans, or (iii) the date you become eligible to receive healthcare coverage from a subsequent employer (the “COBRA Period”). Monthly Premiums Payments will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of this Agreement or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date. Notwithstanding the foregoing, in the event that the Company’s payment of the Monthly Premium Payments, as described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

(c)You will also be eligible to receive an annual bonus with respect to the Company’s 2022 fiscal year. The actual amount of any annual bonus, which may be less than, equal to, or greater than your target bonus of 40% of your base rate of pay, will be determined by the Company’s Board of Directors in its sole discretion based on the achievement of specific milestones or performance criteria established by the Board of Directors for such fiscal year. Such bonus will be paid as a lump sum at the time as bonus payments are made to the Company’s other executive officers.

3.Acknowledgement of Full Payment and Withholding.

(a)You acknowledge and agree that the Severance Payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company, under the Severance Plan or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

(b)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

4.Status of Employee Benefits, Paid Time Off, Expenses and Equity.

(a)Except as otherwise provided in Section 2(b), your participation in all employee benefit plans of the Company ended as of the Separation Date, in accordance with the terms of those plans. You acknowledge that you have not continued to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(c)Your rights and obligations with respect to any stock options granted to you by the Company which had vested as of the Separation Date shall be governed by the applicable stock option plan and any agreements or other requirements applicable to those options. All stock options which are unvested as of the Separation Date have been cancelled as of that date, and you agree to return, no later than the effective date of this Agreement, the stock option certificates for all stock options granted you which were unvested on the Separation Date.

5.Continuing Obligations.

(a)In exchange for the special severance pay and benefits provided to you under this Agreement, you hereby agree to provide consulting services to the Company for a period of at least three (3) months from the Separation Date, as the Company may from time to time reasonably request (the “Consulting Services”). The Company will compensate you for the Consulting Services at a reasonable and mutually agreed upon hourly rate, which may, at the Company’s discretion, be memorialized in a separate consulting agreement. In addition, the Company shall reimburse you for all reasonable and necessary documented out of pocket expenses pre-approved by the Company and incurred or paid by you in connection with the Consulting Services.

(b)Subject to Section 8(b) of this Agreement, obligations under any agreement concerning confidentiality, non-competition, non-solicitation, non-disparagement or assignment of intellectual property that survive the termination of your employment by necessary implication of the terms thereof (the “Continuing Obligations”) shall survive, including in connection with the Consulting Services. For the avoidance of doubt, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(c)Subject to Section 8(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal, financial and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(d)Subject to Section 8(b) of this Agreement, you agree that you will never disparage or criticize any of the Released Parties (as defined below), the Company, its Affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. Notwithstanding the foregoing, nothing herein shall prevent you from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.

6.Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, on or before the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control; any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates following the Separation Date; provided, however, you may be permitted to use certain documents, materials and information (including, but not limited to, your computer) solely for purposes of providing services to the Company, including the Consulting Service, in which case you hereby represent and warrant that all such documents, materials and information (including, but not limited to, your computer) will be returned to the Company upon expiration or termination of such services (or as otherwise requested by the Company). Recognizing that your employment with the Company has terminated as of the Separation Date, you agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so except as expressly authorized by the Company for purposes of providing services to the Company. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

7.Employee Cooperation. In addition to the Consulting Services, you agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

8.General Release and Waiver of Claims.

(a)In exchange for the special severance benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, and all others connected with or claiming through you, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, which you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes (each as amended from time to time) of the state or states in which you have provided services to the Company or any of its Affiliates, and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims.

(b)Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(c)This Agreement, including the general release and waiver of claims set forth in Section 8(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 8(b) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

9.Miscellaneous.

(a)This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, and your rights and obligations with respect to your vested stock options, all of which shall remain in full force and effect in accordance with their terms.

(b)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or such officer’s expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)The purpose of this Agreement is to allow for continued cooperation and an an amicable separation; however, the obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued performance in all material respects of your obligations under this Agreement and of the Continuing Obligations.

(d)This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of and in the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

(e)If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date that you receive it. You may revoke this Agreement at any time during the seven (7) business-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7) business-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) business day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. You agree that if there have been any changes to a prior version of this Agreement (material or immaterial), the 21-day consideration period will not be reset. The enclosed copy of this letter, which you should also sign and date, is for your records.

Formalities aside, I want to take this opportunity to thank you for all of your efforts on behalf of the Company and to wish you well in your future endeavors.

Sincerely,

SIGILON THERAPEUTICS, INC.

By:/s/ Rogerio Vivaldi

Rogerio Vivaldi Coelho, M.D., MBA

President and Chief Executive Officer

Accepted and agreed:

Signature:/s/ May Orfali

May Orfali, M.D.

Date:  2/24/2023

Consulting Agreement

[May Orfali, MD, MBA]

This Consulting Agreement (the “Agreement”), is made as of February 14, 2023 (the “Effective Date”) by and between Sigilon Therapeutics, Inc. (the “Company”), with offices at 100 Binney Street, Suite 600, Cambridge, MA 02142, and Rare Disease and Oncology Consulting, LLC/ May Orfali, MD, MBA (the “Consultant”).

In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Services.  The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including but not limited to the services specified on Schedule A to this Agreement (collectively, the “Services”).  The Consultant will not devote more than twenty (20) hours per week to the performance of the Services without written approval from Company.

2.Term. This Agreement will be for an initial term of three (3) months beginning on the Effective Date (such periods being referred to herein as the “Consultation Period”).

3.Compensation.

3.1Consulting Fees.  The Company shall pay to the Consultant a consulting fee of Five Hundred and Twenty Five Dollars ($525) per hour, payable monthly in arrears, within thirty (30) days of receipt of invoice for the applicable month.  The parties hereby acknowledge and agree that this compensation represents the fair market value of the Services and has not been determined in a manner that takes into account the volume or value of any referrals or other business.

3.2Expenses.  The Company shall reimburse the Consultant for all pre-approved and documented out of pocket expenses incurred or paid by the Consultant in connection with the Services.

3.3Benefits.  Except for any right the Consultant may have, pursuant to her separation agreement with the Company, to continue her participation in the Company’s medical, dental, and vision plans, the Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

4.Termination.  This Agreement may be terminated in the following manner: (a) by the Company upon not less than ten (10) days prior written notice to the Consultant; (b) by the Conslultant upon not less than thirty (30) days prior written notice to the Company; (c) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; (d) immediately upon notice by the Company if the Consultant breaches or threatens to breach any provision of Sections 6 or 7 of this Agreement; or

(e) at any time upon the mutual written consent of the parties hereto.  Upon expiration or termination of this Agreement, neither Consultant nor the Company will have any further obligations under this Agreement, except that (i) Consultant will terminate all Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by the Company, unless the Company specifies in the notice of termination that Services in progress should be completed; (ii) Consultant will deliver to Company all work product made through expiration or termination; (iii) Company will pay Consultant any amounts due and owing Consultant pursuant to the terms of this Agreement, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses actually incurred, which shall constitute full settlement of any and all claims of the Consultant against the Company under this Agreement; (iv) Consultant will immediately return to Company all materials and other Proprietary Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under this Agreement which by their nature are intended to survive expiration or termination will survive expiration or termination of this Agreement.

5.Cooperation.  The Consultant shall use Consultant’s best efforts in the performance of the Services.  The Company shall provide such access to its information and property as may be reasonably required to permit the Consultant to perform the Services.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.Proprietary Information and Inventions.

6.1Proprietary Information.

(a)For purposes of this Agreement, Proprietary Information shall mean any and all information, whether or not in writing, whether or not patentable or copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company's business, clinical, regulatory or financial affairs, including, without limitation, any Invention, trade secret, process, research, filing, technical or research data, clinical data, protocols, know-how, technology, product, processes, methods, techniques, formulas, projects, programs, developments, partnering, business or financing plan, forecast, license, price, cost, supplier or personnel information that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of providing the Services.

(b)The Consultant acknowledges that Consultant’s relationship with the Company is one of high trust and confidence and that in the course of Consultant’s service to the Company, Consultant will have access to and contact with Proprietary Information. The Consultant will not disclose any Proprietary Information to any third party or use the same for any purpose other than in the performance of the Services without written approval by an officer of the Company, either during or after the Consultation Period.

(c)The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant of the terms of this Section 6.1, (ii) is in the Consultant’s possession at the time of disclosure otherwise than as a result of Consultant’s breach of any legal obligation, or (iii) becomes known to Consultant through disclosure by a third party having the legal right to disclose such Proprietary Information.

(d)The Consultant agrees that all material, including hard copy and electronic files, documents, letters, memoranda, reports, records, data, drawings, models, laboratory notebooks, computer programs, and computer equipment or devices if provided by the Company, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of the Services and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof, all tangible property of the Company, and all material containing Proprietary Information in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement.  After such delivery, the Consultant shall not retain any such materials, Proprietary Information or copies thereof or any such tangible property.

(e)Consultant’s obligations under paragraphs (b) and (d) above extend to such information, materials and tangible property of partners of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(f)The Company may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Consultant agrees to be bound by all such obligations and restrictions that are made known to Consultant in connection with the Services and to take all action necessary to discharge the obligations of the Company under such agreements.

(g)Notwithstanding the foregoing, the Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal (18 U.S.C. § 1833(b)).  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

6.2Inventions.

(a)All inventions, ideas, creations, discoveries, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made or developed by the Consultant, solely or jointly with others, or under Consultant’s direction, and whether during normal business hours or otherwise, (i) resulting from the performance of the Services or (ii) resulting or derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of the Company as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  The Consultant further acknowledges that each original work of authorship which is made by the Consultant (solely or jointly with others) as part of the Services and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

(b)Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

(c)The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records thereof.  Such written records shall be available to and remain the sole property of the Company at all times.

6.3Survivability. Consultant’s obligations under this Section 6 shall survive expiration or termination of the Agreement.

7.Non-Solicitation.  During the Consultation Period and for a period of twelve (12) months thereafter, the Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company; and/or (iii) solicit or divert or take away the business of any of the clients, customers or partners or prospective clients, customers or partners, of the Company that were contacted, solicited or served by the Consultant on behalf of the Company during the term of the Consultant's engagement with the Company.

8.Other Agreements; Warranty.

8.1The Consultant represents that Consultant’s performance of all the terms of this Agreement and the performance of the Services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer.

8.2The Consultant hereby represents, warrants and covenants that Consultant has the skills and experience necessary to perform the Services, that Consultant will perform said Services in a professional, competent and timely manner, that Consultant has the power to enter into this Agreement and that Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.  In addition, Consultant represents and warrants that Consultant has not been, and is not under consideration to be (i) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f)); (iii) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (iv) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

9.Independent Contractor Status.

9.1The Consultant shall perform all Services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9.2The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services.  In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant's control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

9.3In the performance of the Services, the Consultant has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated by the Agreement must meet the Company's reasonable standards and approval and shall be subject to the Company's general right of inspection and supervision to secure their satisfactory completion.

9.4The Consultant shall not use the Company's trade names, trademarks, service names or service marks without the prior approval of the Company.

9.5The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers' compensation insurance coverage.

10.Remedies.  The Consultant acknowledges that any breach of the provisions of Sections 6 or 7 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy the Consultant may have, the Company shall be entitled to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

11.Notices. All notices required or permitted under this Agreement shall be given in writing (a) by personal delivery, with receipt acknowledged, (b) by prepaid certified or registered mail, return receipt requested, (c) by prepaid recognized next business day delivery service, or (d) by facsimile or email with confirmation by a method of (a), (b) or (c). Notices shall be addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11. Notices will be effective upon receipt.

12.Continuing Obligations. The Consultant acknowledges that the Consultant continues to be bound by the Consultant’s obligations under certain agreements with the Company concerning confidentiality, non-competition, non-solicitation, non-disparagement or assignment of intellectual property (the “Continuing Obligations”).

13.Limitations of Liability. The Company recognizes that Consultant will be making suggestions, comments and recommendations based on Consultant’s expertise and understanding of the Company’s situation but that the Company is ultimately responsible for the decision to implement or not to implement these recommendations. The terms of this agreement exclude all implied warranties, including implied warranties of the merchantability and fitness of a product, service or procedure for a particular purpose. Except in the event of disclosure of Proprietary Information, in no event shall Consultant be liable for special, indirect or consequential damages, except in the event of Consultant’s willful misconduct or breach of Consultant’s confidentiality and non-use obligations set forth herein.

14.Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, excluding the Continuing Obligations and separation agreement.

15.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

16.Non-Assignability of Contract.  This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company.  Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

17.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

18.Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

19.Interpretation.  If any restriction set forth in Sections 6 or 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

20.Miscellaneous.

20.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

20.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SIGILON THERAPEUTICS, INC.	CONSULTANT

By:/s/ Rogerio Vivaldi	By: /s/ May Orfali
Print Name: Rogerio Vivaldi	Print Name: May Orfali
Title: President, CEO	Title: President
Date: February 14, 2023	Date: February 14, 2023

Note to Consultant

Please return a completed IRS Form W-9 to invoices@sigilon.com to enable payment.

Schedule A

Description of Services

The Consultant will provide services to the Company relating to the following:

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